Exhibit 10.30

AGREEMENT AND RELEASE

This Agreement and Release (the “Agreement”) dated as of February 7, 2017 (the “Effective Date”), is entered into by and among Banc of California, Inc., a Maryland corporation (the “Corporation”), Banc of California, N.A., a national banking association (the “Bank”), and Chad T. Brownstein (“Director” and, together with the Corporation and the Bank, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Parties wish to set forth certain promises, agreements, and understandings in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.Termination of Directorships and Other Positions and Payments and Benefits.

(a)As of the Effective Date, (i) Director retires as a director of the Corporation, the Bank and each of their respective affiliates (collectively, the “Affiliated Entities”) and as a consequence his service as a director shall terminate, (ii) Director relinquishes all duties and responsibilities for the Corporation, the Bank and the Affiliated Entities other than with respect to his service as the Bank’s designated choice on the Board of LA 2024, the Olympic bid committee for Los Angeles, and as set forth in Section 3 of this Agreement, and (iii) Director shall not have the authority to bind the Affiliated Entities, or any of them. As of the Effective Date, Director shall cease to hold, and be deemed to have resigned from, any and all titles, positions and appointments Director holds with the Corporation, the Bank and the Affiliated Entities, whether as an officer, director, employee, trustee, committee member or otherwise, except that Director may at director’s option continue to serve as the Bank’s designated member of the Board of LA 2024 and shall be available to provide consulting services to the Corporation and the Bank as set forth in Section 3 of this Agreement. As used in this Agreement, the term “affiliate” shall include any company controlled by, controlling, or under common control with the Corporation or the Bank, as applicable.

(b)Subject to Director’s execution and delivery of this Agreement (including, without limitation, the General Release attached hereto as Exhibit A), the termination of Director’s service as a director of the Corporation, the Bank and the Affiliated Entities shall be deemed to be a “Qualifying Termination of Service” as defined in the Restricted Stock Agreements and Nonqualified Option Agreements by and between the Director and the Corporation (the “Equity Agreements”) and shall result in the accelerated vesting of all restricted stock and nonqualified options covered by the Equity Agreements. All such restricted stock and non-qualified options shall be deemed vested as of the Effective Date.

(c)Director acknowledges that the Affiliated Entities have paid him all compensation earned through the Effective Date and have reimbursed him for all reasonable business expenses incurred through the Effective Date except for those unpaid expenses, including the fees and expenses of his counsel, subject to his indemnification agreement which is attached as Exhibit 10.25 to the Corporation’s

2015 Form 10-K (“Indemnification Agreement”) and other rights to indemnification and advancement of expenses. Other than the payments and benefits specifically set forth in this Agreement and reimbursement of Director’s business expenses that have not been reimbursed by the Corporation as of the Effective Date that were incurred by Director prior to the Effective Date in accordance with applicable Corporation policy and submitted within 30 days hereof after the Effective Date, Director agrees that none of the Affiliated Entities owes Director (and Director shall not become entitled to) any additional vesting, payments, compensation, remuneration, bonuses, incentive payments, benefits, stock options, warrants, stock appreciation rights, restricted stock, restricted stock units, severance, reimbursement of expenses, or commissions of any kind whatsoever, or other similar compensation, including any obligations owed to Director under any other agreement or otherwise; provided, however, that the foregoing shall not extend to Director’s rights under the Indemnification Agreement, and other rights to indemnification and advancement of expenses in accordance with the Corporation’s certificate of incorporation, bylaws or other corporate governance document, or any applicable insurance policy. The Corporation and its Board shall take no action to reduce the indemnification rights of the Director pursuant to any existing document, policy, agreement or otherwise and shall ensure all advancement and reimbursement is paid timely and in no event more than 20 business days after submission. Without limiting the generality of the foregoing, the Corporation and the Bank acknowledge that Director is currently being advised by Sullivan & Cromwell LLP and agree to advance and indemnify legal fees and expenses incurred by Director pursuant to their engagement letter dated November 11, 2016, and to advance and indemnify Director for other expenses he may incur to the extent he incurs personal travel and other expenses in responding to subpoenas relating to or arising out of the business of the Corporation, the Bank or any Affiliated Entities.

2.Return of Property. On or before February 21, 2017, Director agrees to return to the Corporation any and all files or other property of the Affiliated Entities (said property includes, but is not limited to, financial reports and statements, projections, forecasts, balance sheets, income statements, budgets, actual or prospective client lists, investor reports, books, reports to directors, minutes, resolutions, certificates, bank account numbers, passwords, credit cards, computers, laptops, cellular or other telephones, Blackberrys, calculators, identification and security cards, beepers, keys, deeds, contracts, office equipment and supplies, records, computer discs, emails and other electronic files) without retaining any copies or extracts thereof; provided, however, Director shall be entitled to have transferred to a personal phone or other personal device all personal information and communications including contact lists contained on any cellphone, Blackberry, computer or similar device furnished to him by any of the Affiliated Entities, provided that no other information is transferred.

3.Obligations. In accordance with Section 3(b)(iii) of the Equity Agreements, Director agrees to be available, solely in an advisory capacity and for no further compensation, to the Boards of Directors of the Corporation and the Bank (including counsel to such entities) to consult with respect to such matters as may be reasonably requested by the Boards of Directors of the Corporation or the Bank. Director agrees to provide the information necessary, including completion of the Corporation’s standard 2017 director and officer questionnaire, to enable the Corporation to fulfill its reporting and disclosure obligations. The Corporation and the Bank agree to cooperate with Director in connection with the defense of any litigation or investigation or other proceeding arising out of or relating to Director’s service as a director, and agree to provide to Director, as Director may reasonably request, such documents and information relevant to such litigation or investigation or other proceeding at no expense to Director.

4.No Admission of Liability. Director acknowledges and agrees that any payments or benefits provided to Director under the terms of this Agreement do not constitute an admission by any of the Affiliated Entities that they have violated any law or legal obligation with respect to any aspect of Director’s service with the Corporation, the Bank or any Affiliated Entity. The Corporation and the Bank acknowledge that Director’s election to retire is voluntary and is not evidence or suggestive of any wrongdoing or failure on the part of Director, and further acknowledge that as of the date of this Agreement they are not aware of any wrongdoing or failure on the part of Director.

5.Entire Agreement. The Parties each represent and warrant that no promise or inducement has been offered or made except as herein set forth and that the consideration stated herein is the sole consideration for this Agreement. This Agreement is a complete and entire agreement and states fully all agreements, understandings, promises and commitments as between the Affiliated Entities and Director and as to the retirement of Director and the termination of his service as a director; this Agreement supersedes and cancels any and all other negotiations, understandings and agreements, oral or written, respecting the subject matter hereof, except as otherwise set forth in this Agreement. This Agreement may not be modified except by an instrument in writing signed by the party against whom the enforcement of any waiver, change, modification or discharge is sought.

6.No Transfer. Director represents and warrants that Director has not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law or otherwise, any action, cause of action, suit, debt, obligations, account, contract, agreement, covenant, guarantee, controversy, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered by this Agreement.

7.Assignability, Successors, Choice of Law. This Agreement is personal to Director and Director may not assign, pledge, delegate or otherwise transfer to any person or entity any of Director’s rights, obligations or duties under this Agreement; provided, however, that Director shall not be precluded from designating in writing one or more beneficiaries to receive any amount that may be payable after Director’s death and shall not preclude the legal representative of Director’s estate from assigning any right hereunder to the person or persons entitled thereto. This Agreement shall be binding upon and shall inure to the benefit of, and shall be enforceable by, Director, Director’s heirs and legal representatives and the Corporation, the Bank, and their respective successors and assigns. This Agreement shall be governed by, construed in accordance with, and enforced pursuant to the laws of the State of California without regard to principles of conflict of laws.

8.Enforceability. The failure of either party at any time to require performance by the other party of any provision hereunder will in no way affect the right of that party thereafter to enforce the same, nor will it affect any other party’s right to enforce the same, or to enforce any of the other provisions in this Agreement; nor will the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any prior or subsequent breach of such provision or as a waiver of the provision itself.

9.Counterparts. This Agreement may be executed in counterparts, each of which together constitute one and the same instrument. Signatures delivered by facsimile or email PDF shall be effective for all purposes.

10.Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Director: at the most recent address on file at the Corporation and with a copy to counsel as follows.
Robert Sacks
Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100 Los Angeles, CA 90067

If to the Corporation: Banc of California, Inc.
18500 Von Karman Ave, Suite 1100
Irvine, California 92612 Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

11.Nonadmissibility. To the extent permitted by applicable law, nothing contained in this Agreement, or the fact of its submission to Director, shall be admissible evidence against any Party or any Affiliated Entity in any judicial, administrative or other legal proceeding (other than in an action for breach of this Agreement).

12. Meaning of Signing This Agreement. By signing this Agreement, Director expressly acknowledges and agrees that (a) Director has carefully read it, and fully understands what it means; (b) Director has been advised in writing to discuss this Agreement with an independent attorney of Director’s own choosing before signing it and has had a reasonable opportunity to confer with Director’s attorney and has discussed and reviewed this Agreement with Director’s attorney prior to executing it and delivering it to the Corporation; (c) Director has had answered to Director’s satisfaction any questions Director has with regard to the meaning and significance of any of the provisions of this Agreement; (d) Director has agreed to this Agreement knowingly and voluntarily of Director’s own free will and was not subjected to any undue influence or duress, and assents to all the terms and conditions contained herein, including his waiver and release of all claims covered by the General Release attached hereto as Exhibit A, with the intent to be bound hereby; (e) in consideration of Director’s promises contained in this Agreement, he is receiving consideration beyond that to which he is otherwise entitled, including, without limitation, the consideration set forth in Section 1(b) above; and (f) this Agreement shall become effective on the Effective Date.

13.No Construction against Drafter.    No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

14.Compliance with Section 409A. The Parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder (“Section 409A”), including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Corporation and Director determine that any provision of this Agreement would subject Director to any additional tax or interest under Section 409A, then the Corporation and Director shall cooperate in reforming such provision to the extent such reform will mitigate the amount of taxes incurred by Director under Section 409A while maintaining, to the maximum extent practicable, the original intent of the applicable provision. Any payments that, under the terms of this Agreement, qualify for the “short-term” deferral exception under Treasury Regulations § 1.409A-1(b)(4), the “separation pay” exception under Treasury Regulations § 1.409A-1(b)(9)(iii), or any other exception under Section 409A will be paid under the applicable exceptions to the greatest extent possible. Notwithstanding the foregoing, the Corporation and the Bank make no representation or covenant to ensure that the payments and benefits under this Agreement are exempt from, or compliant with, Section 409A.

15.Taxes. Notwithstanding any other provision of this Agreement to the contrary, the Affiliated Entities may withhold from all amounts payable or provided under this Agreement all federal, state, local and foreign taxes that are required to be withheld pursuant to any applicable laws and regulations. Director shall be responsible for the payment of Director’s portion of any and all required federal, state, local and foreign taxes incurred, or to be incurred, in connection with any amounts payable or provided under this Agreement.

16.Statements. Upon the Effective Date, the Corporation and the Bank, on the one hand, and Director, on the other, shall issue public statements announcing the Director’s retirement in substantially the form attached as Exhibit B. Any further public statements by the Parties (including in the case of the Corporation and the Bank, their officers and directors) concerning Director’s service as a director and retirement shall be consistent with such statements.

(Signature page follows)

IN WITNESS WHEREOF, the Parties have executed and delivered this Separation Agreement and Release as of the day and year first written above.

BANC OF CALIFORNIA, INC.

By:
Name:	John Grosvenor
Title:	General Counsel

BANC OF CALIFORNIA, N.A.

By:
Name:	John Grosvenor
Title:	General Counsel

DIRECTOR

Chad T. Brownstein

Exhibit A
GENERAL RELEASE

1.
In consideration of the benefits conferred to Chad T. Brownstein (the “Director”) under the Restricted Stock Agreements and the Nonqualified Option Agreements (the “Equity Agreements”) by and between the Director and Banc of California, Inc. (the “Corporation”), upon a Qualifying Termination of Service (as defined in the Equity Agreements), the Director for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Corporation and its subsidiaries, affiliates and divisions (the “Affiliated Entities”) and their respective predecessors and successors and their respective, current and former, trustees, officers, directors, partners, shareholders, agents, employees, consultants, independent contractors and representatives, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, or any other unlawful criterion or circumstance, relating to the Director’s service through the date of such Qualifying Termination of Service or termination of such service, which the Director and Releasors had, now have, or may have in the future against each or any of the Releasees from the beginning of the world until the date hereof (the “Execution Date”).

2.
Notwithstanding anything else herein to the contrary, this General Release shall not affect: the obligations of the Corporation set forth in the Equity Agreements or other obligations that, in each case, by their terms, are to be performed after the date hereof (including, without limitation, obligations to the Director under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); obligations to indemnify the Director respecting acts or omissions in connection with the Director’s service as a director, officer or employee of the Affiliated Entities; obligations with respect to insurance coverage under any of the Affiliated Entities’ (or any of their respective successors) directors’ and officers’ liability insurance policies; or any right the Director may have to obtain contribution in the event of the entry of judgment against the Director as a result of any act or failure to act for which both the Director and any of the Affiliated Entities are jointly responsible.

3.	This General Release shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of California, without reference to its principles of conflict of laws.

4.
Other than Director’s rights to indemnification and advancement, the Director represents and warrants that he is not aware of any claim by him other than the claims that are released by this General Release. The Director further acknowledges that he may hereafter discover claims or facts in addition to or different than those which he now knows or believes to exist with respect to the subject matter of this General Release and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and the Director’s decision to enter into it. Nevertheless, the Director hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts and the Director hereby expressly waives any and all rights and benefits confirmed upon him by the provisions of California Civil Code Section 1542, which provides as follows:

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“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

5.
Being aware of such provisions of law, the Director agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect in any other jurisdiction determined by a court of competent jurisdiction to apply.

6.
It is the intention of the parties hereto that the provisions of this General Release shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability or the modification to conform with such laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of the General Release. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this General Release shall be deemed amended to delete or modify as necessary the invalid or unenforceable provisions to alter the balance of this General Release in order to render the same valid and enforceable.

7.
This General Release may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by both parties to the General Release.

8.
In the event of the breach or a threatened breach by the Director of any of the provisions of this General Release, the Corporation would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Corporation shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof without posting a bond or other security.

9.	Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.

IN WITNESS WHEREOF, the undersigned parties have executed this General Release.

BANC OF CALIFORNIA, INC.

By:
	Name:	John Grosvenor
	Title:	General Counsel

DIRECTOR

Voluntarily Agreed to and Accepted this
day of February 2017:

Chad T. Brownstein

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